UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

DIGITAL ANGEL CORPORATION

(Name of Registrant as Specified In Its Charter)

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Dear Stockholders,
By now, you have probably received the Joint Proxy Statement/Prospectus to vote on key matters for Digital Angel Corporation. The opportunity before us is the merger of Digital Angel and our majority stockholder, Applied Digital Solutions, Inc. Such a merger will eliminate the majority ownership overhang held by Applied Digital, eliminate the holding company structure and we believe significantly reduce our overhead costs. I am very excited about the possibilities this merger presents, including the opportunity to streamline our businesses and remove the majority stockholder overhang, which we believe will be very attractive to the investor community. The integration of the two companies will eliminate the need for two boards of directors, two senior management teams, and double administration, thus reducing costs by over $2 million per year.
To quickly review the terms of the agreement, Applied Digital will exchange 1.4 shares of Applied Digital common stock for each share of Digital Angel common stock owned. This transaction is subject to customary approvals, including the approval of the issuance of shares in connection with the merger by the stockholders of Applied Digital, approval of the agreement by a majority of the stockholders of Digital Angel and by a majority of the minority stockholders of Digital Angel. The SEC has declared Applied Digital’s registration statement effective and proxy statements have been mailed to Applied Digital and Digital Angel stockholders of record as of September 28, 2007. The special meetings to complete the voting process will be held on November 27, 2007 and following a successful vote, we expect to complete the merger in December 2007.
From a strategic perspective, we believe this merger will help us align resources and focus on being a leading provider of identification, location and wellness monitoring systems for people and animals. I hope you share my enthusiasm regarding this merger and I urge you to vote your shares in favor of the merger if you have not already done so. Our management team and board of directors believe this merger is essential to increase stockholder value long-term and significantly invest in and grow our business for the future.
You are urged to read the Joint Proxy Statement/Prospectus carefully because it contains important information about Digital Angel, Applied Digital and the proposed transaction. The Joint Proxy Statement/Prospectus and other relevant materials, and any other documents filed with the SEC, may be obtained free of charge at the SEC’s web site (www.sec.gov). In addition, you may obtain a free copy of other documents filed by Applied Digital or Digital Angel by directing a written request, as appropriate, to Applied Digital at 1690 South Congress Avenue, Suite 200 Delray Beach, Florida 33445, Attention: Investor Relations, or to Digital Angel at 490 Villaume Avenue, South St. Paul, Minnesota 55075, Attention: Investor Relations. You are urged to read the Joint Proxy Statement/Prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.
Sincerely,
Barry M. Edelstein